EXHIBIT 23.14

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Stuart E. Collins, P. E., of Roscoe Postle Associates Inc. (formerly known as Scott Wilson Roscoe Postle Associates Inc.), hereby consent to the use of my name in connection with the reports entitled “Technical Report on the El Peñón Mine, Northern Chile” dated December 7, 2010, (the “Report”) and to the inclusion or incorporation by reference of references to and summaries of the Report in the Registration Statement.

By:	/s/ Stuart E. Collins
Name:	Stuart E. Collins, P.E.
Title:	Principal Mining Engineer

October 6, 2014